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                                                                    EXHIBIT 99.1

                      GART SPORTS/SPORTMART MERGER CREATES
                   2ND LARGEST SPORTING GOODS RETAILER IN US


     DENVER, CO, Jan. 9, 1998 -- Gart Sports Company and Sportmart, Inc. announced today the completion of their previously announced merger. Under the final agreement, Sportmart has been acquired by Gart Bros. Sporting Goods, which is a wholly-owned subsidiary of Gart Sports Company. With the acquisition complete, Gart Sports Company becomes the second largest full-line US sporting goods retailer, with 123 stores in 16 states and reported pro-forma combined revenues for fiscal year 1996 of $718 million. The combined company, Gart Sports Company, begins trading today on the NASDAQ National Market System under the symbol GRTS.

     Gart Sports Company officials also announced today the completion of a $175 million Credit Facility with The CIT Group/Business Credit. The terms of this agreement will provide the company with significant liquidity to operate the current business and capitalize on strategic growth opportunities.

     Following the completion of the merger, 72.5% of the common stock of the company is held by former Gart Sports Company shareholders and approximately 27.5% is held by former Sportmart shareholders. Leonard Green & Partners, an affiliate of the majority shareholder of Gart Sports Company, owns approximately 61% of the outstanding shares of the new company.

     Doug Morton will serve as Chairman, President and Chief Executive Officer of the new Gart Sports Company. Sportmart corporate headquarters in Wheeling, Illinois, will close and all corporate functions will be consolidated into Denver, Colorado. Given the lack of store overlap, the company does not anticipate any store closings or store level employee displacement as a result of this merger.

     "This merger brings together two highly innovative retailers with synergies unsurpassed in the sporting goods industry today," said Doug Morton. "Gart Sports' solid financial performance and strategic marketing capabilities combined with Sportmart's market penetration and technological strength, creates a formula for future success."

     "With broader national presence and expanded distribution, Gart Sports Company now takes a strong number two position in the industry," Morton said. "For over 25 years, Gart Sports has been successful in garnering market share with a combination of selection, value and service. Building on the solid foundation Sportmart has established, we can now extend our proven approach of superstore
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merchandising into high-opportunity markets such as California, the Upper
Midwest and the Pacific Northwest. While 1998 will certainly be a transitional year, the combined companies will be well positioned in the sporting goods industry with potential for growth."

     Gart Sports, which is the leading sporting goods retailer in the Western United States, will report another consecutive year of financial growth. Gart Sports boasted a fourth quarter 1997 comparable store sales increase of 8.5% and an increase in total revenues of 15.8%. For Fiscal year ending January 4, 1998, comparable store sales increased 5.6% and total revenues grew 11.7%.

     Sportmart's comparable store sales declined 2% for the two month period of November and December 1997 versus the prior year period.

     Gart Sport Company's majority shareholder is Leonard Green & Partners, LP, a Los Angeles based private merchant banking firm that specializes in organizing, structuring and sponsoring management buyouts of established companies. Leonard Green & Partners, LP currently has in excess of $500 million in private equity capital under management. Leonard Green & Partners recently completed the acquisition of Hechingers and the Builder's Square Division of Kmart Corporation to create the 3rd largest US home center retailer with revenues of approximately $4.5 billion. In addition, until recently
Leonard Green & Partners controlled Thrifty-Payless Corporation, the largest drug store chain in the Western United States. The Thrifty Payless Corporation was acquired by Rite-Aid Corporation for total consideration of $2.5 billion in December, 1996.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to, product demand and market acceptance risk, the effect of economic conditions generally, and retail and sporting goods business conditions specifically, the impact of competition, capacity and supply constraints or difficulties, the results of financing efforts, changes in consumer preferences and trends, the effect of both companies accounting policies, and weather conditions. The words "estimated" "believe" used in this release as they relate to the company or its management are generally intended to identify forward looking statements.

For additional information:

Contact:  Doug Morton                      Tom Hendrickson
          President, CEO, Chairman         Chief Financial Officer
          Gart Sports, (303) 863-2293      Gart Sports, (847) 520-0100 ext. 422
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                                                                   EXHIBIT 99.1


             GART SPORTS(NASDAQ: GRTS)/SPORTMART MERGER COMPLETED
               CREATING 2ND LARGEST SPORTING GOODS RETAILER IN US




        Denver, CO. Jan. 9, 1998--As previously announced today, Gart Sports Company (Nasdaq: GRTS) has completed its acquisition of Sportmart, Inc. (Nasdaq: SPMT). Former Sportmart shareholders received approximately 0.165 shares of Gart Common Stock for each share of Sportmart Common Stock or Sportmart Class A Common Stock. Following completion of the acquisition, Gart Sports has approximately 7,680,000 shares outstanding, of which approximately 2,181,000 were issued today to former Sportmart shareholders in exchange for all outstanding Sportmart shares. Gart Common Stock commenced trading today on the Nasdaq National Market under the symbol GRTS. Market makers include William Blair & Co., Dain Rauscher Corporation, Olde Discount Corporation, Mayer & Schweitzer Inc., Herzog, Heine, Geduld, Inc., Howe Barnes Investments, Inc. and Sterne Agee & Leach, Inc.

For additional information:

Contact:  Doug Morton                   Tom Hendrickson
          President, CEO, Chairman      Chief Financial Officer
          Gart Sports, (303) 863-2293   Gart Sports, (847) 520-0100 ext.422